Exhibit 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made as of the 4th day of May, 2023, by and between Entravision Communications Corporation (the “Company”), Alexandra Seros, Estate of Walter F. Ulloa, Alexandra Seros, as Trustee of the Seros Ulloa Family Trust of 1996 and Thomas Strickler, as Trustee of The Walter F. Ulloa Irrevocable Trust of 1996 (collectively, the “Stockholders,” and together with the Company, the “Parties”).

WHEREAS, as of the date hereof, the Stockholders beneficially own 14,192,573 shares of Class A Common Stock, $0.0001 par value per share, (the “Common Stock”), or approximately 18.1% of the issued and outstanding shares of Common Stock; and

WHEREAS, the Stockholders and the Company have determined to come to an agreement with respect to the composition of the Company’s Board of Directors (the “Board”) and certain other matters.

NOW, THEREFORE, in consideration of the covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.
Certain Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
(a)
“Affiliate” means, with respect to a Person, any Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” mean the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise. For purposes of this Agreement, the Stockholders shall not at any time be, or be deemed to be, an Affiliate of the Company, and the Company shall not at any time be, or be deemed to be, an Affiliate of the Stockholders.
(b)
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law.
(c)
“Corporate Governance Committee” means the Nominating/Corporate Governance Committee of the Board.
(d)
“Derivative Action” means any derivative action brought by a Company stockholder.
(e)
“Extraordinary Circumstances” means the death or inability of the Independent Director, due to illness or accident or other mental or physical incapacity, to act as a member of the Board.

(f)
“Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, business combination, sale, recapitalization, restructuring, or other transaction with a third party that, in each case, results in a change in control of the Company or the sale of substantially all of its assets.
(g)
“Ownership Minimum” means 12.0% of the outstanding shares of Common Stock.
(h)
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.
(i)
“Representatives” means, as to a Person, (i) such Person’s Affiliates and (ii) such Person’s or any of such Person’s Affiliate’s respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives acting in a capacity on behalf of, in concert with or at the direction of such Person or any of such Person’s Affiliates.
(j)
“Standstill Period” means the period of time commencing on the date of this Agreement and ending on the date that is five Business Days after the Independent Director ceases to serve as a member of the Board.
(k)
“Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any action by written consent of the Company’s stockholders in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.
2.
Appointment of New Independent Director and Related Matters.
(a)
Following the execution and delivery of this Agreement, the Board shall nominate Thomas Strickler (the “Independent Director”) for election to the Board with respect to the 2023 annual meeting of stockholders of the Company (the “2023 Annual Meeting”).
(b)
During the Standstill Period, and so long as the Stockholders satisfy the Ownership Minimum, the Company shall, with respect to any Stockholder Meeting for which there is a proposal for the election of directors, including the 2023 Annual Meeting, (i) include the Independent Director as a nominee for election to the Board in the Company’s proxy statement and proxy card for such meeting, (ii) recommend to the stockholders of the Company the election of the Independent Director to the Board and (iii) solicit proxies in favor of the election of the Independent Director to the Board in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees.
(c)
The Company shall provide to the Independent Director (i) compensation (including reimbursement of expenses) for his services as director, (ii) indemnification and exculpation rights, and (iii) directors’ and officers’ liability insurance coverage, in each case on the same terms and conditions as the other non-employee directors of the Company (as such compensation, rights and coverage may exist from time to time).

(d)
Notwithstanding anything to the contrary in this Agreement, (i) no director of the Company shall be prohibited from acting in his or her capacity as a director or from complying with his or her fiduciary duties as a director of the Company (including voting on any matter submitted for consideration by the Board, participating in deliberations or discussions of the Board, and making suggestions or raising any issues or recommendations to the Board) and (ii) each Stockholder acknowledges and agrees that (A) the Independent Director shall have the rights and obligations, including fiduciary duties to the Company and all of its stockholders, of a director under applicable law and the Company’s organizational documents while the Independent Director serves on the Board, and (B) the Company is not required to take or omit to take any action (other than the actions contemplated by this Agreement) as a result of or in connection with the appointment of the Independent Director.
(e)
Unless the Board determines in good faith, after consulting outside counsel, that such action would violate the Board’s fiduciary duties, during the Standstill Period, the Board shall (i) recommend to the stockholders of the Company that they vote against any proposal to remove the Independent Director from the Board and (ii) solicit proxies against any proposal to remove the Independent Director.
(f)
In the event that the Independent Director ceases to be a director due to an Extraordinary Circumstance and at the time the Stockholders own at least the Ownership Minimum, the Stockholders shall be entitled to propose, subject to the approval (not to be unreasonably withheld, conditioned or delayed) of the Corporate Governance Committee in accordance with this paragraph, a candidate for replacement to replace the Independent Director (such replacement, a “Replacement Director”). Any Replacement Director shall qualify as an “independent director” under applicable rules of the Securities and Exchange Commission (the “SEC”), the applicable stock exchange rules and applicable governance policies as such policies are in effect on the date hereof. The Corporate Governance Committee shall, in good faith and consistent with its fiduciary duties, approve or deny any candidate for Replacement Director within 15 Business Days following the Stockholder’s proposal of a candidate. The Corporate Governance Committee’s approval of a Replacement Director shall not be unreasonably withheld, conditioned or delayed. Within five Business Days following the Corporate Governance Committee’s approval of a Replacement Director, the Board shall appoint such Replacement Director to the Board. In the event the Corporate Governance Committee declines to approve a candidate for the Replacement Director pursuant to the foregoing provisions, this Agreement shall terminate, effective immediately. Unless a clear contrary interpretation applies, each reference herein to the “Independent Director” shall include a reference to any Replacement Director with respect thereto.
(g)
Ownership Minimum. The Stockholders acknowledge and agree that if at any time during the term of this Agreement, the Stockholders beneficially own, in the aggregate, less than the Ownership Minimum, (i) the rights of the Stockholders and the obligations of the Company pursuant to this Section 2 shall terminate immediately and (ii) the Independent Director shall be obligated to immediately tender his resignation (it being understood that the Board shall have the right to decline the resignation). Upon request by the Company, the Stockholders shall disclose to the Company their aggregate beneficial ownership of the Company’s outstanding Common Stock for purposes of satisfying the Ownership Minimum.

3.
Standstill Agreement. During the Standstill Period, without the prior consent of the Board (as evidenced by a duly adopted resolution), the Stockholders shall not, and shall cause each of their respective Affiliates not to, directly or indirectly, in any manner (including through their Representatives):
(a)
acquire, or offer or seek or agree to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), through swap or hedging transactions or otherwise (the taking of any such action, an “Acquisition”), ownership (beneficial or otherwise) of any securities or assets of the Company or any of its subsidiaries (or any direct or indirect rights or options to acquire such ownership, including voting rights decoupled from the underlying voting securities of the Company or any of its subsidiaries, or otherwise act in concert with respect to the Acquisition of such securities, rights or options with any Person) such that after giving effect to any such Acquisition, the Stockholders and their Affiliates hold, directly or indirectly, in excess of, in the case of the Company, 20% of the Company’s then outstanding capital stock, and in the case of any subsidiary of the Company, 20% of such subsidiary’s then outstanding capital stock;
(b)
(i) nominate, give notice of an intent to nominate, or recommend for nomination a person for election to the Board at any Stockholder Meeting at which directors of the Board are to be elected; (ii) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors (other than any such solicitation of proxies by the Board); (iii) submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise) for consideration at, or bring any other business before, any Stockholder Meeting; (iv) knowingly initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) knowingly initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders; (vi) request, or knowingly initiate, encourage or participate in any request, to call a special meeting of the Company’s stockholders; (vii) seek, alone or in concert with others, to amend any provision of the Company’s charter or bylaws; or (viii) take any action similar to the foregoing with respect to any of the Company’s subsidiaries;
(c)
make, or participate in, or in any way knowingly assist, facilitate or encourage any other Person to make or participate in, any tender offer, exchange offer, merger, business combination, recapitalization, restructuring, liquidation, dissolution or extraordinary transaction involving the Company or any of its subsidiaries or their securities or assets;
(d)
form, join, participate in, or knowingly encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the Company or any of its subsidiaries;
(a)
make any request for stock list materials or other books and records of the Company under the DGCL or other statutory or regulatory provisions, or cause any such request to be made by the Independent Director or any Replacement Director, providing for shareholder or director access to inspect certain books and records;

(e)
make any public announcement with respect to any extraordinary transaction involving the Company or any of its subsidiaries or any of their securities or assets;
(f)
seek, or encourage or support any effort to, influence or control the management, Board, business, or policies of the Company or any of its subsidiaries (including proposing one or more additional directors; provided, that this subclause (f) shall not restrict in any manner the ability of the Stockholder to vote her shares of Common Stock in her sole discretion (subject to Section 4);
(g)
enter into any understandings or arrangements with any Person with respect to any of the foregoing actions, or knowingly encourage or assist any other Person to undertake any of the foregoing actions;
(h)
contest the validity of, or publicly request any waiver of, the obligations set forth in this Section 3; or
(i)
take any action that could reasonably be expected to require the Company or any of its subsidiaries to make a public announcement regarding any of the events described in this Section 3; provided, however, that nothing in this Section 3 shall be deemed to prohibit the Stockholder or her Representatives from (i) communicating privately with the Company’s Representatives so long as such private communications are otherwise permitted by the following paragraph and would reasonably be determined not to trigger public disclosure obligations for any Party or (ii) communicating with any Person with respect to the sale, transfer or other disposition of the Stockholder’s shares (but not any other Company stockholder’s shares) in connection with any extraordinary transaction involving the Company or any of its subsidiaries or any of their securities or assets; and provided further that nothing in this Section 3 shall be deemed to prohibit the Stockholder from tendering into a tender or exchange offer or voting her shares in her sole discretion with respect to any extraordinary transaction involving the Company or any of its subsidiaries or any of their securities or assets.

The Stockholders shall communicate any specific operational, succession or governance proposals with respect to the Company solely to the CEO or the CFO or the Chair of the Board.

4.
Voting. During the Standstill Period, the Stockholders shall appear in person or by proxy at each Stockholder Meeting and vote all shares of Common Stock beneficially owned by the Stockholders, or which the Stockholders have the right or ability to vote, cause to be voted, control, or direct, at such Stockholder Meeting in accordance with the Board’s recommendations with respect to any proposal that is submitted to the stockholders of the Company for their vote, other than an Extraordinary Transaction.
5.
Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the period commencing on the date hereof and ending on the termination of this Agreement, neither such Party nor any of such Party’s Representatives shall make or issue, or cause to be made or issued, any public statement or statement that would reasonably be expected to become public (including the filing of any document or report or the making of any other disclosure with the SEC or any other governmental authority or any disclosure to any journalist, member of the media (including social media), press or securities analyst) that constitutes an ad hominem attack on, or otherwise disparages or criticizes, attempts to discredit, criticizes, calls into disrepute, defames, slanders, impugns or could reasonably be expected to disparage or criticize or otherwise be reasonably construed to be derogatory, critical of, negative toward, or detrimental of, (a) in the case of public statements or announcements by any of the Stockholders: the Company, or any of its Affiliates, subsidiaries or Representatives, or any of its or their respective current or former officers, directors or employees, or the Company’s corporate strategy, corporate activities, practices, procedures, business, business operations, or products or services, and (b) in the case of statements or announcements by the Company or its related parties: the Stockholders or any of their Affiliates, subsidiaries or Representatives. Notwithstanding the foregoing, the foregoing restrictions in this Section 5 shall not (a) apply with respect to (i) any response to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any lawsuit, claim, investigation or proceeding before any court (each, a “Legal Proceeding”) if such Legal Proceeding (A) has not been initiated by, on behalf of or at the direct or indirect suggestion of such Party or any of such Party’s Representatives, in each case, to the extent required or (B) is a Derivative Action, or (ii) to any disclosure required by applicable law, rules or regulations, to the extent required; or (b) prohibit (i) any Person from reporting what such Person reasonably believes, after consultation with outside counsel, to be violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, (ii) any Person from reporting what such Person reasonably believes, after consultation with outside counsel, to be violations of criminal law to any applicable governmental authority or (iii) any Party from responding to any public statement made by the other Party of the nature described in this Section 5 if such statement by the other Party was made in breach of this Agreement. Any disclosure by a Party in compliance with the preceding sentence shall not in any way permit such Party to disclose such information to any other Person. Nothing herein shall be construed so as to prevent or otherwise interfere with a Party’s prosecution or defense of any litigation.
6.
No Litigation. Except in connection with any Derivative Action, each of the Parties covenants and agrees that, during the Standstill Period, such Party shall not, and shall not permit such Party’s Representatives to alone or in concert with others, encourage, pursue or assist any other Person to threaten any Legal Proceeding against the other Party or any of the other Party’s Representatives; provided, however, that the foregoing shall not prevent any Party or any Party’s Representatives from responding to any Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, on behalf of or at the direct or indirect suggestion of such Party or any of such Party’s Representatives; and provided, further, that in the event a Party or any of such Party’s Representatives receives such Legal Requirement, such Party shall give prompt written notice of such Legal Requirement to the other Party (except where such notice would be legally prohibited or not practicable). Notwithstanding anything to the contrary contained in this Section 6, the foregoing shall not preclude any Party from enforcing any of such Party’s rights under, or bringing any claim or cause of action that such Party may have for the breach or enforcement of, (a) this Agreement or (b) any statutory, corporate or contractual rights of the Stockholder against the Company to indemnification, expense reimbursement or expense advancement or any defense to any such indemnification, expense reimbursement or expense advancement sought by any Company Party (including any potential counterclaim, crossclaim or other similar claim of any Company Party).

7.
Public Announcements.
(a)
No later than two Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Stockholders shall be given a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC, and the Company shall consider in good faith the comments of the Stockholders and their Representatives.
(b)
The Company acknowledges that the Stockholders may file this Agreement as an exhibit to an amendment to her Schedule 13D (the “Schedule 13D Amendment”). The Schedule 13D Amendment shall be consistent with the terms of this Agreement. The Company shall be given a reasonable opportunity to review and comment on the Schedule 13D Amendment made by the Stockholders with respect to this Agreement prior to the filing with the SEC, and the Stockholders shall consider in good faith the comments of the Company and its Representatives.
8.
Affiliates. Each Party shall instruct such Party’s Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any of such Party’s Affiliates. A breach of this Agreement by any Affiliate of a Party shall be deemed to occur if such Affiliate engages in conduct that would constitute a breach of this Agreement if such Affiliate was a party to the same extent as a party to this Agreement.
9.
Representations and Warranties.
(a)
Each Party represents and warrants to the other Party that: (i) such Party has all requisite power and authority to execute and deliver this Agreement and to perform such Party’s obligations hereunder; (ii) this Agreement has been duly and validly authorized, executed and delivered by such Party and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles); and (iii) the execution, delivery and performance of this Agreement does not and will not result in any breach or violation of any terms or conditions of any agreements to which such Party is a party or by which such Party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such Party.
(b)
Each Stockholder represents, warrants and covenants to the Company that it is not and, prior to the expiration or termination of this Agreement, will not become, party to any agreement, arrangement, or understanding (whether written or oral) with the Independent Director with respect to the Independent Director’s service as a director on the Board, including any such agreements, arrangements or understandings (i) with respect to how the Independent Director would vote or act on any issue or question as a director and (ii) providing compensation, directly or indirectly, to the Independent Director for service as a director.

(c)
Each Stockholder represents, warrants and covenants to the Company that as of the date of this Agreement, the shares of Common Stock owned beneficially or of record by each Stockholder as of the date of this Agreement are listed on Schedule A attached hereto.
10.
Expenses. The Company shall reimburse the Stockholders for their reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement.
11.
Termination.
(a)
This Agreement shall terminate (w) at the end of the Standstill Period, (x) if a Replacement Director is not approved as provided in Section 2(f), effective as provided in Section 2(f), (y) effective immediately, if the Board at any time determines in good faith, after consulting outside counsel, that the Independent Director’s continued service as a member of the Board, as applicable, would violate the Board’s fiduciary duties and (z) effective immediately, if the Independent Director is not recommended or the Board does not solicit proxies against a proposal as provided in Section 2(e). Notwithstanding anything to the contrary in this Agreement:
(i)
the obligations of the Stockholder pursuant to Sections 3, 4, 5 and 6 shall terminate in the event that the Company materially breaches its obligations pursuant to Section 2, 5, or 6, or the representations and warranties in Section 9, and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach from the Stockholder, or, if impossible to cure within 10 days, the Company has not taken substantive action to correct within 10 days following written notice of such breach from the Stockholder; provided, however, that the obligations of the Stockholder pursuant to Section 6 shall terminate immediately in the event that the Company materially breaches its obligations under Section 6; and
(ii)
the obligations of the Company pursuant to Sections 2, 5 and 6 shall terminate in the event that the Stockholder materially breaches her obligations pursuant to Sections 3, 4, 5 and 6, or the representations and warranties in Section 9, and such breach (if capable of being cured) has not been cured within 10 days following written notice of such breach, or, if impossible to cure within 10 days, the Stockholder has not taken substantive action to correct within 10 days following written notice of such breach from the Company; provided, however, that the obligations of the Company pursuant to Section 6 shall terminate immediately in the event that the Stockholder materially breaches her obligations under Section 6.
(b)
If this Agreement is terminated in accordance with this Section 11, this Agreement shall forthwith become null and void as between the terminating Party and the other Party, but no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.
12.
Mandatory Injunctive Relief. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party shall be entitled to the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.
13.
Amendment and Waiver. No amendment or modification of this Agreement shall be effective unless it is in writing signed by the Company and the Stockholder. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. No waiver of any of the provisions of this Agreement shall be effective unless it is in writing signed by the Party making such waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
14.
Entire Agreement. This Agreement and the documents referenced herein set forth the entire understanding between the Parties hereto and supersede and merge all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the Company and the Stockholder.
15.
Assignment. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person. This Agreement may not be transferred or assigned by either Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
16.
Severability. In case any one or more of the provisions contained in this Agreement is for any reason held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal or unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.
17.
Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally, (ii) one Business Day after being sent by a nationally recognized overnight carrier to the addresses set forth below or (iii) upon sending if sent by electronic mail to the electronic mail addresses below, with confirmation of receipt from the receiving Party by electronic mail:
(a)
If to the Company, to:

Entravision Communications Corporation
2425 Olympic Blvd., Suite 6000
West Santa Monica, California 90404
Attention: Mark Boelke
Jeff DeMartino

Email: [Redacted]
[Redacted]

with an additional copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attn: Joseph L. Johnson III

Andrew H. Goodman

Email: jjohnson@goodwinlaw.com agoodman@goodwinlaw.com

(b)
If to the Stockholder, to:

Alexandra Seros
[Redacted]

with a copy (which shall not constitute notice) to:

Kenneth D Polin, Esq.
Email: kpolin@gmail.com

18.
Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally submits to the jurisdiction of the federal or state courts located in the State of Delaware for the purpose of any Legal Proceeding arising out of or based upon this Agreement, (b) agrees not to commence any Legal Proceeding arising out of or based upon this Agreement except in the federal or state courts located in the State of Delaware, and (c) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such Legal Proceeding, any claim that such Party is not subject personally to the jurisdiction of the above-named courts, that such Party’s property is exempt or immune from attachment or execution, that the Legal Proceeding is brought in an inconvenient forum, that the venue of the Legal Proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon either such Party’s registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to such Party by certified or registered mail, postage prepaid, return receipt requested, addressed to such Party at the address in Section 17. Nothing contained herein shall be deemed to affect the right of either Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
19.
Miscellaneous. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
20.
Construction. In this Agreement, (a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive; and (d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.
21.
Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the date first set forth above.

ENTRAVISION COMMUNICATIONS CORPORATION

By: /s/ Christopher Young
Name: Christopher Young
Title: Interim Chief Executive Officer, Chief Financial Officer and Treasurer

ALEXANDRA SEROS

By: /s/ Alexandra Seros
Name: Alexandra Seros

ESTATE OF WALTER F. ULLOA

By: /s/ Alexandra Seros
Name: Alexandra Seros
Title: Personal Representative

ALEXANDRA SEROS, AS TRUSTEE OF THE SEROS ULLOA FAMILY TRUST OF 1996

By: /s/ Alexandra Seros
Name: Alexandra Seros
Title: Trustee

THOMAS STRICKLER, AS TRUSTEE OF THE WALTER F. ULLOA IRREVOCABLE TRUST OF 1996

By: /s/ Thomas Strickler
Name: Thomas Strickler
Title: Trustee

[Signature Page to Cooperation Agreement]

Schedule A

Stockholder	Shares Beneficially Owned	Shares Owned of Record
ALEXANDRA SEROS	13,203,725	425
ESTATE OF WALTER F. ULLOA	2,702,783	2,702,783
ALEXANDRA SEROS, AS TRUSTEE OF THE SEROS ULLOA FAMILY TRUST OF 1996	10,599,517	10,599,517
THOMAS STRICKLER, AS TRUSTEE OF THE WALTER F. ULLOA IRREVOCABLE TRUST OF 1996	889,848	889,848

ACTIVE/122844757.6